Exhibit 99.1

Ur-Energy Provides 2017 Q4 Operational Results and Announces

January 19, 2018 Webcast on 2017 Operational Results

Littleton, Colorado (PR Newswire – January 11, 2018) Ur-Energy Inc. (NYSE American:URG, TSX:URE) (the “Company” or “Ur-Energy”) is pleased to provide the following operational results for fourth quarter 2017, and to announce a webcast regarding 2017 Operational Results and current events in the uranium industry, to be held on Friday, January 19, 2018, at 9:00 a.m. MT / 11:00 a.m. ET.

Highlights

	Lost Creek Operations
	Units	2017 Q1	2017 Q2	2017 Q3	2017 Q4	2017

U3O8 Captured	(‘000 lbs)	79.3	65.3	52.8	68.0	265.4
U3O8 Dried & Drummed	(‘000 lbs)	74.4	70.8	48.3	60.5	254.0
U3O8 Sold (from production)	(‘000 lbs)	50.0	31.0	180.0	0.0	261.0
U3O8 Sold (from purchased lbs)	(‘000 lbs)	200.0	210.0	109.0	0.0	519.0

Average Flow Rate	(gpm)	2,403	2,378	2,188	2,244	2,302
U3O8 Head Grade	(mg/l)	32	27	23	29	28

Lost Creek Uranium Production and Sales

For the quarter, 67,982 pounds of U3O8 were captured within the Lost Creek plant, 60,461 pounds of U3O8 were packaged in drums and 73,367 pounds of U3O8 drummed inventory were shipped out of the Lost Creek processing plant. At December 31, 2017, inventory at the conversion facility was approximately 94,077 pounds U3O8.

In 2017, sales totaled $38.3 million from 780,000 pounds sold. Our overall price per pound sold averaged $49.09. There were no spot sales during the year. A total of 261,000 pounds were sold from Lost Creek production. Additionally, we delivered 519,000 purchased pounds into contractual obligations. Purchases for these deliveries averaged $21.35 per pound.

Lost Creek Production Operations in Mine Unit 1 and Development of Mine Unit 2

Lost Creek celebrated its fourth anniversary of operations in August. At year-end 2017, we have captured approximately 2.4 million pounds U3O8 and have delivered approximately 2.2 million pounds of Lost Creek production to our customers. At this time, our first mine unit (“MU1”) has recovered nearly 89% of the estimated under-pattern resource, based upon the revised and updated Lost Creek Preliminary Economic Assessment (as amended, February 2016, the “PEA”). This is compared to an accepted industry standard of 70% to 80% recovery of under-pattern resource. As well, project economics in the PEA were based on an 80% recovery.

Drilling and other construction work to develop the first three header houses in Mine Unit 2 (“MU2”) commenced in early April 2017, allowing us to bring the first header house online in late August. Operations in the second header house in MU2 are expected to commence this week; we anticipate the third header house will come online in Q1 2018. We are pleased to report that to date MU2 has exhibited similar production characteristics to MU1. In addition, operational modifications have allowed for higher sustained production flows supporting efficient future wellfield operations as well as optimum recovery rates.

Our Class V water system worked well throughout its first year of operations. This system is the first of its kind at an ISR uranium facility, having received all permitting and other authorizations at year-end 2016. Allowing for onsite disposal of fresh permeate (i.e., clean water) into shallow Class V wells, this system also permits us to recycle significant amounts of what would normally be considered waste water. Ultimately, the system reduces injection requirements in our Class I deep disposal wells and extends the life of those very valuable assets.

Guidance for 2018

For 2018, we expect to deliver 470,000 pounds into our term contracts at an average price of approximately $49 per pound. We have scheduled 370,000 pounds to be delivered in Q1 2018. We will provide further guidance for 2018 production and other operational matters in our Annual Report on Form 10-K, which is currently anticipated to be filed on Friday, March 2, 2018.

January 19, 2018 Webcast

A webcast and teleconference will be held on Friday, January 19, 2018 at 9:00 a.m. (MT) / 11:00 a.m. (ET) to provide an operational update and discuss current events in the uranium industry. A Q&A session will follow the presentation. Those wishing to participate by phone can do so by calling:

US Toll-free Number	1-877-226-2859
Canada Toll-free Number	1-855-669-9657
International Number	1-412-542-4134

Ask to be joined into the Ur-Energy call.

The call is being webcast by PR Newswire. The webcast can be accessed 10 minutes prior to the call. Pre-registration and participation access is available by clicking here or by copying the following URL into your web browser: https://www.webcaster4.com/Webcast/Page/1186/24157.

If you are unable to join the call, a link will be available following the webcast on the Company’s website www.ur-energy.com.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged and shipped more than two million pounds from Lost Creek since the commencement of operations. Applications are under review by various agencies to incorporate our LC East project area into the Lost Creek permits, and we have begun to submit applications for permits and licenses to operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE American under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair and CEO
+1 720-981-4588
Jeff.Klenda@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., continuing results of Lost Creek operations; timing to bring the additional header houses in MU2 online; whether MU2 production results will compare with those in MU1 at Lost Creek; and whether adjustments of production rates will be necessary or appropriate) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, fluctuations in commodity prices; capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of uranium which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.